THE SARATOGA ADVANTAGE TRUST

AMENDMENT NO. 2 TO DECLARATION OF TRUST

(Establishment and Designation of Series of Shares

of Beneficial Interest)

Pursuant to Sections 4.1 and 4.2 of the Declaration of Trust dated April 4, 1994 (as the same has been amended and restated from time to time, the "Declaration"), of The Saratoga Advantage Trust, a Delaware business trust (the "Trust"), the Trustees of the Trust hereby establish and designate certain sub-trusts of shares of beneficial interest, $0.001 par value per share (the "Shares") and classes of Shares of any sub-trust of the Trust.

1.           The following series of the Trust are established and designated (each a "Sub-Trust" and collectively, the "Sub-Trusts"), with the relative rights and preferences set forth below:

1.    U.S. Government Money Market Portfolio

2.    Investment Quality Bond Portfolio

3.    Municipal Bond Portfolio

4.    Large Capitalization Value Portfolio

5.    Large Capitalization Growth Portfolio

6.    Mid Capitalization Portfolio

7.    Small Capitalization Portfolio

8.    International Equity Portfolio

9.    Health & Biotechnology Portfolio

10.  Technology & Communications Portfolio

11.  Financial Services Portfolio

12.  Energy & Basic Materials Portfolio

2.           The following classes of Shares of each Sub-Trust are established and designated (each a "Class" and collectively, the "Classes"), with the relative rights and preferences set forth below:

1.    Class A

2.    Class B

3.    Class C

4.    Class I

3.           Each Sub-Trust shall be authorized to hold cash, invest in securities, instruments and other property and use investment techniques as from time to time described in the Trust's then currently effective registration statement under the Securities Act of 1933 to the extent pertaining to the offering of Shares of such Sub-Trust. Each Share of a Sub-Trust shall be redeemable to the extent provided in the Declaration, shall be entitled to one vote (or fraction thereof in respect of a fractional share) on matters on which Shareholders of that Sub-Trust may vote in accordance with the Declaration, shall represent a pro rata beneficial interest in the assets allocated or belonging to such Sub-Trust, and shall be entitled to receive its pro rata share of the net assets of such Sub-Trust upon liquidation of such Sub-Trust, all as provided in Article (d), Section 4.2 of the Declaration. The proceeds of the sale of Shares of a Sub-Trust, together with any income and gain thereon, less any diminution or expenses thereof, shall irrevocably belong to such Sub-Trust, unless otherwise required by law.

4.           Shares of each Class shall be entitled to all the rights and preferences accorded to Shares under the Declaration.

5.           Shareholders of each Class shall vote separately as a class on any matter to the extent required by, and any matter shall be deemed to have been effectively acted upon with respect to a Sub-Trust as provided in, Rule 18f-3, as from time to time in effect, under the Investment Company Act of 1940, as amended (the "1940 Act"), or any successor rules, and by the Declaration.

6.           The assets and liabilities of the Trust shall be allocated among the Sub-Trusts and any other series of Shares that may be established from time to time as set forth in Article (a) and (b), Section 4.2 of the Declaration.

7.           The designation of the Sub-Trusts and Classes hereby shall not impair the power of the Trustees from time to time to designate additional series and/or classes of Shares of the Trust.

8.           Subject to the applicable provisions of the 1940 Act and the provisions of Article (2), Section 4.2 of the Declaration, the Trustees shall have the right at any time and from time to time to reallocate assets and expenses or to change the designation of each Sub-Trust and/or Class now or hereafter created, or to otherwise change the special relative rights of the Sub-Trust and/or Class designated hereby without any action or consent of the Shareholders.

9.           Except as otherwise permitted by the Declaration, a Sub-Trust may be terminated by the Trustees at any time by a majority of the Trustees then in office subject to a favorable vote of a Majority of the Outstanding Voting Shares of the Sub-Trust.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned, being a majority of the Trustees of the Trust, have executed this instrument, in counterparts, as of this 25th day of January, 2006.

_____________________________________ Bruce E. Ventimiglia 1101 Stewart Avenue, Suite 207 Garden City, NY 11530	________________________________________ Patrick H. McCollough 101 S. Washington Square, 9th Floor Lansing, MI 48933
_____________________________________ Udo Koopmann 11500 Governor's Drive Chapel Hill, NC 27517	________________________________________ Floyd E. Seal 122 Ethan Allen Drive Dahlonega, GA 30533
_____________________________________ William B. Blundin 138 East 65th Street New York, NY 10021	________________________________________ Stephen H. Hamrick 50 Rockefeller Plaza, 2nd Floor New York, NY 10020